Exhibit 32.1

Statement of Chief Executive Officer

Pursuant to Section 1350 of Title 18 of the United States Code

Pursuant to Section 1350 of Title 18 of the United States Code, the undersigned, Dr. Amit Kumar, the Chairman, President and Chief Executive Officer of ITUS Corporation, hereby certifies that:

  The Company's Form 10-Q Quarterly Report for the period ended January 31, 2018 (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Dr. Amit Kumar
Dr. Amit Kumar
Chairman, President and
Chief Executive Officer
March 8, 2018	(Principal Executive Officer)